EXHIBIT 99.1

Unaudited Pro Forma Consolidated Financial Information

Function(x) Inc.

PRO FORMA CONSOLIDATED BALANCE SHEET
(Unaudited, Amounts in Thousands, Except Share Data)

	Function(x) Inc. September 30, 2011	Trusted Opinion Inc. September 30, 2011	Pro Forma Adjustments	Notes	Pro Forma Balances

Assets:
Current assets:
Cash and cash equivalents	$30,099	$195	$(3,380)	4(a)(i)(ii)	$26,914
Prepaid expenses	133	13	(13)	4(a) (ii)	133
Other receivables	67	68	-		135
Total current assets	30,299	276	(3,393)		27,182
Restricted cash	695	-	-		695
Interest in corporate jet	1,426	-	-		1,426
Capitalized software costs, net	1,061	308	1,534	3, 4(a)(iii)	2,903
Equipment, net	182	14	19	3, 4(a)(iii)	215
Intellectual property, net	4,209	16	510	3, 4(a)(iv)	4,735
Goodwill	-	-	2,837	3, 4(a)(iv)	2,837
Total assets	$37,872	$614	$1,507		$39,993

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and accrued expenses	$1,620	$95	$(95)	4(a)(ii)	$1,620
Deferred revenue	-	447	(45)	4(a)(vi)	402
Due to shareholder	-	2,145	(2,145)	4(a)(ii)	-
Current portion of loan payable	50	-	-		50
Total current liabilities	1,670	2,687	(2,285)		2,072
Loans payable, less current portion	878	-	-		878
Other long-term liabilities	52	-	-		52
Total liabilities	2,600	2,687	(2,285)		3,002

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock, $0.001 par value, authorized 1,000,000 shares, no shares issued and outstanding	-	I 7	(17)	4(a)(ii)	-

Common stock, $0.001 par value, authorized 300,000,000 shares,
issued and outstanding 149,142,024 shares as of September 30, 2011	153	11	(11)	4(a)(ii)	153
Additional paid-in capital	101,480	6,770	(5,051)	4(a)(ii)(v)	103,199
Accumulated deficit	(66,361)	(8,871)	8,871	4(a)(ii)	(66,361)
Total stockholders' equity (deficit)	35,272	(2,073)	3,792		36,991

Total liabilities and stockholders' equity (deficit)	$37,872	$614	1,507		39,993

See Notes to Pro Forma Consolidated Financial Statements (Unaudited)

Function(x) Inc.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, Amounts in Thousands, Except Share and Per Share Data)

	Function(x) Inc. 12 Months Ended June 30, 2011	Trusted Opinion Inc. 12 Months Ended September 30, 2011	Pro Forma Adjustment	Notes	Pro Forma Statement of Operations
Revenues	$-	$102	$-		$102
General and administrative expenses	(19,970)	(2,517)	(489)	4(b)(i)(ii)	(22,976)

Operating loss	(19,970)	(2,415)	(489)		(22,874)

Other income:
Interest income (expense), net	62	(310)	310	4(b)(iii)	62
Other	-	(1)	1	4(b)(iii)	-
Total other income (expense)	62	(311)	311		62

Net loss before income taxes	(19,908)	(2,726)	(178)		(22,812)

Income taxes	-	-	-		-

Net loss	$(19,908)	$(2,726)	$(178)		$(22,812)

Net loss per common share - basic and diluted	$(0.20)				$(0.22)

Weighted average common shares outstanding - basic and diluted	100,708,047				100,983,085

See Notes to Pro Forma Consolidated Financial Statements (Unaudited)

Function(x) Inc.
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, Amounts in Thousands, Except Share and Per Share Data)

	Function(x) Inc. 3 Months Ended September 30, 2011	Trusted Opinion Inc. 3 Months Ended September 30, 2011	Pro Forma Adjustment	Notes	Pro Forma Statement of Operations
Revenues	$-	$5	$-		$5
General and administrative expenses	(33,930)	(615)	(122)	4(c)(i))(ii)	(34,667)

Operating loss	$(33,930)	$(6I0)	$(122)		$(34,662)

Other income:
Interest income (expense), net	40	(46)	46	4(c)(iii)	40
Other	-	-	-		-
Total other income (expense)	40	(46)	46		40

Net loss before income taxes	(33,890)	(656)	(76)		(34,622)

Income taxes	-	-	-		-

Net loss	$(33,890)	$(656)	$(76)		$(34,622)

Net loss per common share -basic and diluted	$(0.24)				$(0.25)

Weighted average common shares outstanding - basic and diluted	140,422,232				140,697,270

See Notes to Pro Forma Consolidated Financial Statements (Unaudited)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share amounts)

1.   Description of Transaction

As previously reported on the Company's Form 8-K filed on January 4, 2012 in furtherance of its business plan, the Company, through a newly created wholly owned subsidiary, FN(x) I Holding Corporation ("FN(x) I"), purchased from Trusted Opinion Inc. ("Trusted Opinion" or "Seller"), substantially all of its assets, including certain intellectual property and other assets relating to the "Loyalize" business owned by Trusted Opinion, pursuant to an asset purchase agreement dated December 31, 2011 among the Company, FN(x) I and Trusted Opinion (the "Asset Purchase Agreement"). A description of the financial consideration delivered in consideration of the purchase of the Loyalize assets is set forth in the Form 8-K dated December 31, 2011 and is incorporated by reference.

As previously reported on such Form 8-K, the Loyalize business consists of technology that enables brands and content providers to engage with nationwide audiences during live TV shows by providing games, polls, real-time discussions and sharing features for smart phones, tablets, laptops and on connected TVs. The purchase of such business allows the Company to accelerate the integration of add-on features to its core Viggle product through use of the acquired software and the employment by the Company of a team of 13 employees, including software engineers, who had been involved in the development of the Loyalize technology. Because the Company had intended to extend its Viggle product into this area, and not start a standalone business, these hires filled a need that the Company had.

In addition to the software and technical team, the Company acquired certain other assets from Loyalize, which the Company has recorded at fair value. The Company assumed and recorded at fair value, liabilities pertaining to certain contracts, as part of the transaction to prevent a breach and which, under certain circumstances, would have allowed the source code for the developed software to be accessed by a contract party.

2.   Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements as of September 30, 2011 and for the twelve months ended June 30, 2011 and three months ended September 30, 2011 for the Company  give effect to the acquisition of the Loyalize business.  The unaudited pro forma consolidated balance sheet presents our financial position as if the acquisition of the Loyalize business had occurred on September 30, 2011.  The unaudited pro forma consolidated balance sheet as of September 30, 2011 is based upon our historical unaudited consolidated balance sheet as of September 30, 2011 and the unaudited balance sheet of Trusted Opinion as of September 30, 2011.  The unaudited pro forma consolidated statement of operations represents the Company’s  twelve months ended June 30, 2011 and the historical unaudited statement of operations of Trusted Opinion for the twelve months ended September 30, 2011.  Also presented are the Company’s unaudited consolidated statement of operations for the three months ended September 30, 2011 and the unaudited statement of operations of Trusted Opinion for the three months ended September 30, 2011.  The pro forma statement of operations reflects the acquisition as if the acquisition of the Loyalize business had occurred on July 1, 2010.

The unaudited pro forma consolidated financial statements include, in our opinion, all material adjustments necessary to reflect this acquisition. The unaudited pro forma consolidated financial statements do not purport to represent what the Company's actual results of operations including the acquisition of Trusted Opinion would have been, nor do they purport to predict or indicate our financial position or results of operations at any future date or for any future period. The unaudited pro forma consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the related notes thereto and Trusted Opinion's audited consolidated financial statements and the related notes thereto included herein. The statements have been prepared by management in accordance with generally accepted accounting principles ("GAAP") of the United States of America ("US GAAP"). The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are consistent with those used by the Company in the preparation of the consolidated financial statements as of and for the twelve months ended June 30, 2011.

3.    Accounting for the Acquisition

The acquisition is accounted for using the acquisition method of accounting. The total estimated purchase price is composed of the following:

Cash	$3,185
Common Stock	1,719
$4,904

For purposes of the pro forma presentation, the purchase price has been allocated to the assets acquired (including identifiable intangible assets) and liabilities assumed as of September 30, 2011 for balance sheet purposes and July 1, 2010 for purposes of the statement of operations, based on their estimated fair values.

Details of the estimated fair values of assets acquired and liabilities assumed of Trusted Opinion are based on information available at the date of preparation of these unaudited pro forma financial statements are as follows:

Assets acquired:

Other Receivable	$68
Equipment	33
Intellectual Property	526
Capitalized Software	1,842
Goodwill	2,837
$5,306
Less liabilities assumed:
Deferred Revenue	$(402)

Net assets acquired	$4,904

In preparation of these unaudited pro forma consolidated financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed based on management's best estimates and taking into account all relevant information available to the time these unaudited pro forma consolidated financial statements were prepared. The Company expects that the actual amounts for each the fair values of these assets and liabilities acquired will vary from the pro forma amounts and that the variation may be significant.

The actual adjustments that the Company will ultimately make in finalizing the allocation of the purchase price of Trusted Opinion to the fair value of the net assets acquired at December 31, 2011 will depend on a number of factors, including additional information available at such time. The Company has provided a guarantee to Trusted Opinion providing that the 275,038 shares of the Company’s common stock issued to them as a portion of the purchase price would have a minimum value of $1.9 million on 12/31/2012.   The future value is based on a calculation of the average closing stock price for the last 20 trading days prior to 12/31/12.  In the event there is a short fall the Company has the option to make up the short fall by a) making a cash payment or b) issuing additional shares.  The Company believes that any adjustment based on this guarantee would not result in a material adjustment to the purchase price.

4.    Pro Forma Assumptions and Adjustment

a)	The unaudited pro forma consolidated balance sheet as at September 30, 2011 incorporates the following adjustments:

i.
The funding for the acquisition which reduced the current cash balances in the amount of $3,185, has been reflected in the unaudited pro forma consolidated balance sheet as if it had occurred on September 30, 2011.

ii.
Trusted Opinion’s cash and cash equivalents of $195 and prepaid expenses of $13 were not included in the assets acquired by the Company.  Trusted Opinion’s accounts payable of $95 and due to shareholder of $2,145 were excluded from the acquisition.  Trusted Opinion preferred stock of $17, common stock $11, additional paid-in-capital of $6,770 and accumulated deficit of $8,887 were eliminated as a result of the acquisition.

iii.
Identifiable tangible assets acquired by the Company have been recorded at estimated fair value as part of the allocation of the purchase price. Accordingly, historical carrying value of Trusted Opinion's assets have been adjusted in the unaudited pro forma consolidated balance, and the Company's capitalized software increased by $1,534 and equipment increased by $19.

iv.
Identifiable intangible assets acquired by the Company have been recorded at estimated fair value as part of the allocation of the purchase price.  Intangible assets acquired include trademarks, patent applications and domain names and as a result the Company’s Intellectual property increased by $510. The estimated fair values are based on preliminary estimates by the Company’s management.  The estimated value of allocated to goodwill of $2,837 was based on the residual of the preliminary fair values of the identifiable tangible and intangible assets less the preliminary fair values of the liabilities assumed.  The actual allocation may differ significantly from these estimates.

v.	A portion of the purchase price paid to Trusted Opinion included the issuance by the Company of 275,038 common shares recorded at the fair value of $1,719 on the date of the acquisition.

vi.
Adjustment of $45 to deferred revenues in order to fair value unearned revenue. The deferred revenue represents the net adjustment necessary to present the aggregate fair value of contractual obligations to its customers at the time of acquisition.

b)
The unaudited pro forma consolidated statement of operations of the Company includes consolidated operations for the 12 months ended June 30, 2011 of the Company and operations for the 12 months ended September 30, 2011 of  Trusted Opinion incorporates the following assumptions and adjustments:

i.
Pro forma general and administrative expenses have been adjusted to eliminate compensation and related benefit costs  for Trusted Opinion's CEO who did not join the Company. Since the Company will not operate Trusted Opinion as a business, the CEO position will not be replaced and therefore, the related cost has been eliminated in the Unaudited Pro Forma Consolidated Statement of Operations.

ii.
Pro forma depreciation and amortization has been increased by $688 for the 12 months ending September 30, 2011 to reflect increase in amortization of capitalized software arising from the acquisition, over the estimated useful life of 3 years on a straight line basis, and other intangible assets over their estimated useful lives 7 years on a straight line basis.

iii.
Pro forma interest expense has been reduced by $310 for the 12 months ended September 30, 2011 to reflect two adjustments for items excluded from the acquisition (a) to eliminate $110 interest expense from a loan from Shareholder, (b) to eliminate $200 of interest expense related Trusted Opinion's preferred stock.

c)	The unaudited pro forma consolidated statement of operations for the 3 months ended September 30, 2011 incorporates the following assumptions and adjustments:

i.
Pro forma general and administrative expenses have been adjusted to eliminate compensation and related benefit costs for Trusted Opinion's CEO who did not join the Company. Since the Company will not operate Trusted Opinion as a business, the CEO position will not be replaced and therefore, the related cost has been eliminated in the Unaudited Pro forma Consolidated Statement of Operations.

ii.
Pro forma depreciation and amortization has been increased by $172 for the 3 months ending September 30, 2011 to reflect increase in amortization of capitalized software arising from the acquisition, over the estimated useful life of 3 years on a straight line basis, and other intangible assets over their estimated useful lives 7 years on a straight line basis.

iii.	Pro forma interest expense has been reduced by $46 for the 3 months ended September 30, 2011 to eliminate interest expense from a loan from Shareholder. The loan was not included in the acquisition.